                                                                     EXHIBIT 2.3

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Agreement is made this 29 day of May 1998, between Westower Corporation, a Washington corporation (the "Company"), and Michael J. Anderson ("Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company is acquiring all of the issued shares of MJA Communications Corp., a Florida corporation ("MJA"), by which Employee has previously been employed (the "Share Exchange Agreement");

     WHEREAS the Company desires to continue employing Employee and Employee desires to accept such employment by the Company effective on the Closing Date under the Share Exchange Agreement ("Exchange Date") subject to the terms and conditions contained herein;

     WHEREAS, in serving as an employee of the Company, Employee will be in a position in which Employee will participate in the use and development of confidential proprietary information about the Company's, its subsidiaries' and affiliates' present and future products, its customers and suppliers and the methods which the Company and its employees use in competition with other companies, as to which the Company desires to protect fully its rights;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the promises and the mutual covenants and agreements herein set forth, the parties agree as follows:

     1. Employment. The Company hereby employs Employee as the Company's Senior Vice President and as Chairman and Chief Executive Officer of MJA, and Employee accepts such employment with the Company and with MJA, subject to the terms and conditions set forth herein. Employee shall perform all duties and services regularly incident to the positions of Senior Vice President of the Company, and Chairman and Chief Executive Officer of MJA, and Employee shall perform such other duties and services as may be prescribed by the Bylaws of the Company or established by the President or the Board of Directors of the Company from time to time; provided, however, that (1) Employee's duties will not require him to relocate his residence from South Florida and (2) the duties and services Employee will be asked to provide will be at minimum of the nature of his position as the Chief Executive Officer of MJA with the added responsibilities for Company. In addition, when elected to the Board of Directors of the Company, Employee will faithfully serve on such Board of Directors until his death, resignation or removal from the Board. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company. For the purpose of this Agreement, "full-time basis" means not less than 75 percent of the time Employee spends working for both Company and others. Company acknowledges that Employee is the CEO of other entitites.

     2. Compensation. As compensation for services rendered by Employee hereunder, Employee shall receive:

          (a) An annual salary of $150,000, or such higher salary as shall be determined by the Company at Employee's annual evaluation and compensation review;

          (b) Insurance and other benefits equivalent to the benefits provided other employees of the Company and at Employee's employment classification;

          (c)  4 weeks of vacation;

          (d) Participation, when eligible, in the Company's retirement plan as such plan may be amended or modified by the Company from time to time;

          (e) Reimbursement for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of the Company;

          (f) Participation, when eligible, in any compensation incentive program of the Company, if any, as such plan may be amended or modified by the Company from time to time;

          (g) Reimbursement of relocation expenses if Employee is required to work at a facility more than fifty (50) miles distant from his current residence;

          (h) the reasonable cost of Employee's automobile cost and professional membership dues; and

          (i) The same additional compensation that the Company pays to other employees' for serving on its Board of Directors.

     For the balance of calendar year 1998, Employee will continue to be paid by M.J. Anderson, Inc., the common paymaster for MJA prior to the Exchange Date.
On or before a day of payroll disbursement, Company will pay M.J. Anderson, Inc. the direct cost of gross wages, FUTA, employer's share of FICA , state unemployment taxes, worker's compensation, medical insurance, dental insurance, disablity insurance, and group term life insurance for Employee. For employees of MJA, on or before a day of payroll disbursement, MJA will pay M.J. Anderson, Inc. the gross wages, FUTA, employer's share of FICA , state unemployment taxes, worker's compensation, automobile, medical insurance, dental insurance, disablity insurance, and group term life insurance for such employees. M.J. Anderson, Inc. agrees that Company and MJA may, on 3 business days' notice and during normal business hours, have their certified public accountant audit the books and records of M.J. Anderson, Inc. to determine any overpayment by MJA or Company to M.J. Anderson, Inc. For the purpose of this Agreement, "direct cost" will not include any overhead of or markup by M.J. Anderson, Inc.

     The Company agrees to effectuate Employee's election to its Board of Directors at its next Board meeting and to propose his name to its Shareholders as a member of the Company's Board of Directors in the solicitation of shareholder votes at the Company's next annual meeting.

     Prior to the end of each calendar year of this Agreement, the Company may review with Employee his compensation hereunder. Any increase in salary or changes in fringe benefits agreed upon by Employee and the Company at such annual review shall become effective the following January 1 unless otherwise agreed to by the Company and Employee.

     3.   Confidential Information and Trade Secrets.

     3.1 Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

     3.2 For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company, its subsidiaries and affiliates. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's strategic and business plans, business prospects, training manuals, product development plans, bidding and pricing

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procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements and such similar information relating to subsidiaries and affiliates of the Company. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from the Company, its subsidiaries, or its affiliates or was obtained by Employee in the course of Employee's employment by the Company, its subsidiaries, or its affiliates), (ii) received by Employee from a third party with no restriction on disclosure, or (iii) required to be disclosed by any applicable law.

     3.3 Except as required to perform Employee's duties as an employee, Employee will not use or disclose any Trade Secrets or Confidential Information of the Company during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Section 3.

     3.4 Upon the request of the Company and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents pertaining to the Company's business, Employee's employment (including all copies thereof) or the business of the Company's subsidiaries or affiliates. Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

     4.   Covenant Not to Compete.

     4.1 Employee hereby covenants and agrees with the Company that during the period which is the longer of (a) three years, (b) the term of his employment with the Company or (c) eighteen (18) months after the termination of his employment, for any reason, with or without cause, Employee will not, except as expressly permitted hereunder, directly or indirectly (i) operate, develop or own any interest other than the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant activities (viewed in relation to the business of the Company, its subsidiaries or affiliates), or has announced intentions to focus significant resources, relating to any business in which the Company, its affiliates, and its subsidiaries is currently engaged and the business of building, owning, managing,

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leasing or operating towers for wireless carriers or other similar entities (a
"Business"); (ii) compete with the Company or its subsidiaries and affiliates in the operation or development of any Business within the North America (Canada, Mexico, and the United States of America); (iii) be employed by any business which owns, manages, or operates a Business; (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, or its subsidiaries or affiliates, and any customer, client, supplier or employee of the Company, or its subsidiaries or affiliates; or (v) solicit any employee of the Company, or its subsidiaries or affiliates, to leave their employment with the Company or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business. Employee shall not be entitled to circumvent the provisions of this Section 4.1 by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with the Company, its affiliates or subsidiaries.

     4.2  If a judicial determination is made that any of the provisions of this
Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of this Section 4 and to apply the provisions of this Section 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 4 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the prohibitions set forth in this Section 4 shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

     5. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have employed Employee in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before

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trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action on the part of Employee against the Company, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief. If the Company is required to enforce any of its rights under this Agreement, the Company shall be entitled to recover from Employee all reasonable attorneys' fees, court costs and other expenses incurred by the Company in connection with the enforcement of those rights.

     6. Incentive Stock Options for Employee; Employee Discretion to Distribute Shares, Stock Options and Distribution from Bonus Pool for MJA's Employees. MJA's employees will receive credit in any of the Company's employee benefit plans for their years of service of MJA pre-Exchange Date, and MJA's employees will not have any waiting period or pre-existing conditions in order to continue their health insurance coverage. In addition, the Company will grant Employee an option to purchase 10,000 shares, effective and priced on the Exchange Date, of the Company's common stock pursuant to Westower Corporation 1998 Stock Incentive Compensation Plan or such successor option plan as the Company and its shareholders may adopt (the "Plan"). In addition, the Company agrees that as part of his employment hereunder as the Chief Executive Officer for MJA, the Company will do what is reasonably necessary for the Employee to distribute in his sole discretion the following compensation to employees of MJA.

     (a) For each employee who has been continuously employed by MJA for one year as of May 1, 1998, 100 shares of the Company's common stock provided that such stock will be issued pursuant to the Plan by the earlier of the date 15 business days after the Company files an S-8 with the Securities and Exchange Commission for the Plan or July 15, 1998.

     (b) For each of the three years after the Exchange Date, a bonus pool equal to ten (10) percent of the net pre-tax earnings (if any) of MJA in such year, with net pre-tax earnings of MJA measured allocating Employee's compensation hereunder as a cost of the Company and measured according to Generally Accepted Accounting Principles, consistently applied, as reflected in the financial statements for the Company prepared by its certified public accountants, without any allocation to MJA for overhead of the Company and its subsidiaries other than MJA. This obligation of the Company will survive the termination of this Agreement, but the distributions made after the effective date of any such termination will be made by the successor Chief Executive Officer for MJA and not Michael J. Anderson.

     (c) In addition to whatever other compensation is provided for in this Agreement, options pursuant to the Plan to purchase one or more shares of the Company's common stock, effective and priced on the date of the grant, to employees of MJA who have worked at MJA continuously for one year as of May 1, 1998; provided, however, that (i) the total number of options distributed pursuant to the terms of this provision will in no event confer on such employees any rights to purchase more than 100,000 shares of the Company's common stock in the aggregate by all employees of MJA selected by Employee to receive any such options and (ii) Employee will remain liable to the Company for damages resulting from all options distributed to employees of MJA to purchase in excess of 100,000 shares. All such options will be exercisable within 10 years and become vested in employees of MJA according to the following schedule:
On the first anniversary of the Exchange Date, thirty three per cent (33%) of the total shares granted; on the second anniversary of the Exchange Date; thirty-three percent (33%) of the total shares granted; and on the third anniversary of the Exchange Date, the remaining thirty-four per cent (34%) of the total shares granted. This obligation of the Company will survive the termination of this Agreement, but the distributions made after the effective date of such termination will be made by the successor Chief Executive Officer for MJA and not Michael J. Anderson.

     All options granted hereunder or in connection with Employee's employment hereunder shall constitute "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under the Code and applicable rulings and regulations, or, in Employee's discretion, nonqualified stock options.

     7. Term of Agreement. This Agreement shall be effective as of the Exchange Date and shall continue for a term of three (3) years from the Exchange Date unless terminated by either party in the manner set forth herein. This Agreement shall be automatically renewed for successive one (1) year terms unless written notice of termination is given by either party at least 90 days prior to the end of the then current term.

     8. Termination Upon Death or Disability of the Employee. In the event the Employee dies during the term of this Agreement, or the Employee is disabled and unable to perform his duties in any material respect for a period of six (6) months, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that the Company shall continue to be obligated under Section 2 hereof for any unpaid salary, accrued benefits or unreimbursed expenses owed to Employee or his estate that have accrued but not been paid as of the Termination Date.

     9. Termination by Employee. Employee may at any time terminate his employment by giving the Company sixty (60) days prior written notice of his intent to terminate the Agreement, unless the termination is because of Changed Circumstances as set forth in Section 11. At the Termination Date, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for the Company's obligation under Section 2 hereof for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date, unless termination is because of Changed Circumstances, as set forth in Section 11.

     10. Termination for Cause. The Company shall have the right at any time to terminate Employee's employment immediately for cause, which shall include any of the following reasons: Employee's violation of the provisions of Sections 3 or 4 of this Agreement, gross neglect of duty, conviction under a state or federal law involving commission of a crime against the Company, its subsidiaries and affiliates (for purposes of this Section 10, the "Westower Group") or a felony, willful failure or refusal to carry out lawful duties or directions of the President or the Board of Directors of the Company reasonably consistent with such duties, or the willful engaging by the Employee in gross misconduct materially injurious to the Westower Group.

     Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 10. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

     Notwithstanding the foregoing, any termination of Employee shall not be considered a termination for cause and shall be considered a termination without cause pursuant to Section 11 hereof, if such termination is effected without:
(1) 5 calendar days' notice to Employee setting forth the reasons for Company's intention to terminate for cause; (2) an opportunity for Employee, together with his counsel, to be heard before the Board of Directors of the Company; and (3) delivery to the Employee of a notice of termination from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company there exists cause to terminate Employee pursuant to this Section 10.

     11. Termination by Company Without Cause or by Employee for Changed Circumstances. The Company may terminate the employment relationship with Employee without cause (which shall not include a termination pursuant to Sections 8, 9 or 10) by giving Employee 15 days prior written notice. Employee may terminate the employment relationship with the Company for Changed Circumstances by giving the Company 15 days prior written notice. The term "Changed Circumstances" as used in this Section 11 means (i) a reduction in Employee's base salary and benefits, (ii) a material reduction in the scope of Employee's authority and/or responsibilities, (iii) during the first three years following the Exchange Date, a change in the Company's management under which Michael J. Anderson is no longer the Company's Senior Vice President and MJA's Chairman and Chief Executive Officer, (iv) a change in the control of the Company, and/or (v) breach of the Agreement by the Company which the Company fails to cure after 30 days' written notice to the Company. In the event the employment relationship is terminated by the Company without cause or by Employee for Changed Circumstances during the term hereof, the Company shall pay Employee all accrued benefits and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date. The Company shall also continue to pay to Employee all salary and benefits hereunder until May 31, 2001. Such payments shall be made in accordance with Employee's regular salary schedule. Payment of the severance benefits set forth herein shall be subject to the execution and delivery of a Separation Agreement the terms of which will reasonably be determined by the parties. The Company's obligations pursuant to this Section 11 shall terminate immediately upon any violation of
Section 4 or the taking of any other action by Employee that would have the effect of declaring the provisions of Section 4 not enforceable.

     12.  Assignment.

          (a) The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 2 hereof, are personal to him and shall not be assignable. Discharge of Employee's undertakings in Sections 3 and 4 hereof shall be an obligation of Employee's executors, administrators, or other legal representatives or heirs.

          (b) This Agreement may not be assigned by the Company except to an affiliate of the Company, provided, however, that if the Company shall merge or effect a share exchange with or into, or sell or otherwise transfer substantially all its assets to, another corporation, the Company shall assign its rights hereunder to that corporation and cause such corporation to assume the Company's obligations under this Agreement.

     13. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

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     If to Employee:          Michael J. Anderson
                              2260 Willsee Road
                              Palm Beach Gardens, FL  33410

     If to the Company:       Westower Corporation
                              2653 151st Place N.E.
                              Redmond, Washington  98052
                              Attention: Mr. Peter Lucas

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date received.


     14. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington. Employee agrees that the federal and state courts located in King County, Washington will have exclusive jurisdiction over any dispute relating to Employee's employment by the Company, its affiliates, and its subsidiaries. Employee consents to the personal jurisdiction of such courts over Employee with respect to such disputes.

     15. Enforcement Costs. If any civil action, arbitration, or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, or default, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court cost, and all expenses if not taxable court costs (including, without limitation, all such fees, taxes, costs, and expenses incident to arbitration, appellate, bankruptcy, and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes, and all other charges billed by the attorney to the prevailing party.

     16. Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement.

     17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

     18. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants, or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.


                                               COMPANY:

                                               WESTOWER CORPORATION

                                               By:  /s/ Peter Lucas
                                                  ______________________________

                                                  Title: CHIEF FINANCIAL OFFICER
                                                        ________________________
Attest:


_________________________________
Title:  Secretary
                                               EMPLOYEE:

                                                 /s/ Michael J. Anderson
                                               ________________________________
                                               Michael J. Anderson


ACCEPTED AND AGREED AS ITS OBLIGATIONS IN PARAGRAPH 2:

M.J. ANDERSON, INC.

By  /s/ Michael J. Anderson
  _____________________________

  Name: MICHAEL J. ANDERSON
       ________________________

                                      -12-
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  Title:   PRESIDENT
        _______________________

                                      -13-